Exhibit 21

Subsidiaries

Comjoyful Industrial Development Limited, a Hong Kong company.

Nanjing Kangjiafu Investment Consulting Co., Ltd., a wholly foreign-owned enterprise (“WFOE”), established in the People’s Republic of China (the “PRC”).

Through a series of contractual agreements between the WFOE and Wuxi Kangjiafu Royal Traditional Investment Management Co., Ltd. (the“Wuxi KJF”), established in Wuxi, Jiangsu province, the PRC, the Company, through the WFOE, secures significant rights to influence Wuxi KJF business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% of the income earned by Wuxi KJF.

Wuxi KJF is a 96.2% shareholder of Wuxi Binhu District KangJiaFu Royal Traditional Health Preserving Club (the “Wuxi Club”), which is incorporated in Wuxi, Jiangsu Province, the PRC, as a limited partnership; a 58.3% shareholder of Nanjing KangJiaFu Royal Traditional Health Preserving Club (the “Nanjing Club”), which is incorporated in Nanjing, Jiangsu Province, the PRC, as a limited partnership.

1